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Press Room

[This statement was posted on Computer Associates' website on June 21, 2001]

We remain committed to enhancing value for all of our shareholders. The strategy that we have in place, including the product focus areas and the new business model will yield substantial dividends for our shareholders, customers, and employees. We are confident that we have the support of our principal shareholders. In fact, in a recent letter to Mr. Wyly in response to his proposal, our largest shareholder reaffirmed his confidence in the current management team of CA.

[This statement was posted on Computer Associates' website on June 22, 2001]

UPDATED CA STATEMENT IN RESPONSE TO FORMER STERLING CHAIRMAN'S PROPOSAL

We strongly disagree with Mr. Wyly's charges and deeply resent his outrageous and self-serving assertions regarding our customers and employees. Customer satisfaction and employee commitment is paramount to our success and both continue to be a major focus of our company. Despite the generally difficult environment in our industry, the company's stock is up nearly 72 percent over the past six months. Our management and Board have done well for CA's shareholders and we intend to strongly oppose Mr. Wyly's proposal. We don't believe our shareholders are going to ignore our results and turn this company over to Mr. Wyly, and, indeed, our largest shareholder has already reaffirmed his support for CA's management and Board.

IMPORTANT INFORMATION

Computer Associates plans to file a proxy statement with the Securities and Exchange Commission relating to Computer Associates' solicitation of proxies from the stockholders of Computer Associates with respect to the Computer Associates 2001 annual meeting of stockholders. COMPUTER ASSOCIATES ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Computer Associates' proxy statement and other relevant documents will be available for free at www.sec.gov. You may also obtain a free copy of Computer Associates' proxy statement, when it becomes available, by writing to Computer Associates at One Computer Associates Plaza, Islandia, NY 11749 or at www.ca.com. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Computer Associates' shareholders is available in the soliciting materials on Schedule 14A filed by Computer Associates with the SEC.

INFORMATION REGARDING PARTICIPANTS

Computer Associates International, Inc. ("Computer Associates") and the directors of Computer Associates may be deemed to be participants in the solicitation of proxies (the "Solicitation") in respect of electing the board of directors of Computer Associates at the 2001 annual meeting of stockholders of Computer Associates. The current directors of Computer Associates (the "Directors") are: Russell M. Artzt, Alfonse M. D'Amato, Willem F.P. de Vogel, Richard A. Grasso, Shirley Strum Kenny, Sanjay Kumar, Roel Pieper and Charles B. Wang.

The Directors have interests in the Solicitation from their beneficial ownership of the common stock of Computer Associates. The Directors receive customary compensation from Computer Associates in exchange for their services as directors. Additional information with respect to the beneficial ownership of the Directors of Computer Associates common stock is set forth immediately below:

Name of Director	Computer Associates Common Shares
Russell M. Artzt	2,461,201
Alfonse M. D'Amato	13,500
Willem F.P. de Vogel	71,052
Richard A. Grasso	62,250
Shirley Strum Kenny	13,000
Sanjay Kumar	4,451,986
Roel Pieper	13,500
Charles B. Wang	29,732,991